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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.__)

_____________________

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☐    Preliminary Proxy Statement
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Cohen & Steers, Inc.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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On April 20, 2026, Cohen & Steers, Inc. (the “company,” “we,” “our,” or “us”), made available to stockholders the following communication in connection with its upcoming 2026 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Thursday, April 30, 2026 at 9:00 a.m. New York time.

Dear Stockholders,

We are writing to request your support by voting in accordance with the recommendations of our Board of Directors (the “Board”) on all of the company’s proxy proposals. In particular, for the reasons set forth in this letter, we are asking you to approve the election of each of our Board’s director nominees, Martin Cohen, Robert H. Steers, Joseph M. Harvey, Reena Aggarwal, Frank T. Connor, Lisa Dolly, Dasha Smith, Karen Wilson Thissen and Edmond D. Villani by voting “For” each nominee.

We are aware that the recommendation from Institutional Shareholder Services (“ISS”) with respect to Dr. Aggarwal, Mses. Dolly, Smith and Wilson Thissen, Mr. Connor and Dr. Villani (collectively, the “Independent Director Nominees”) is inconsistent with the Board’s voting recommendation. The Independent Director Nominees are all members of the Nominating and Corporate Governance Committee of our Board with responsibility for, among other things, reviewing and recommending to our Board the compensation of our directors after due consideration of input from an independent compensation consultant. The specific concern raised by ISS with respect to the Independent Director Nominees (continued medical plan coverage granted to a non-employee director) was highlighted for the first time this year by ISS as giving rise to a negative recommendation due to the elevated total compensation reported for our co-founder and Chairman of our Board, Mr. Cohen, in the 2025 Director Compensation table in the Proxy Statement. As explained below, this concern is unwarranted. Moreover, as further discussed below, the additional amount of 2025 compensation reported for Mr. Cohen was driven by our Board’s decision to reimburse Mr. Cohen for certain fees he paid in 2025 in connection with filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act” and, such fees, the “HSR Filing Fees”), not the medical benefits. These fees were directly tied to Mr. Cohen’s founding investment in our company and his continued service as a director and, for the reasons discussed below, our Board determined that the reimbursement was in the best interests of the company and our stockholders. Accordingly, we urge you to vote “For” all the Board’s nominees, including the Independent Director Nominees.

Why You Should Vote “For” the Election of All Our Board’s Nominees

Concern over the medical benefits, to which Mr. Cohen is entitled under legacy agreements, is unwarranted because the overall cost of such benefits is modest, a clarification regarding continued coverage under such benefits did not introduce additional cost to the company, and provision of such benefits is reasonable

Pursuant to the terms of Mr. Cohen’s employment agreement, entered into with the company in 2004 prior to the company’s initial public offering, in connection with his retirement he and his spouse and dependents are entitled to continued coverage under the company’s medical and dental plans in which he was participating at the time of his retirement for the remainder of his life, subject to payment by him of the same premiums he would have paid during such period of coverage if he were an active employee. In addition, in February 2025, we entered into a letter agreement with Mr. Cohen solely to clarify what our Board and the company believed to be the original, mutual intent of the continued medical and dental coverage — which was that, should Mr. Cohen predecease her, it would continue to apply to his spouse for the remainder of her life. This letter agreement to provide such potential future coverage did not result in any cost to the company in 2025 and no such cost is reflected in the 2025 Director Compensation table in the Proxy Statement.

The employer-paid portion of continued coverage under the company’s medical and dental plans for Mr. Cohen and his spouse and dependents in 2025 was $24,984, consistent with the level of payments made since the provision of this retirement benefit began upon Mr. Cohen’s retirement in 2016. The employer-paid portion of such coverage that was disclosed in 2024, the year prior to entry into the new letter agreement, was $23,701.

Since Mr. Cohen’s retirement as an executive officer, the employer-paid portion of such coverage has been disclosed as part of his total director compensation annually, beginning with the company’s 2017 proxy statement. However, ISS has never previously characterized his medical benefits as problematic. In fact, ISS did not recommend a vote against any of the company’s director nominees in any year from 2017 through 2025.

For these reasons, we believe ISS’s concern with respect to the medical benefits provided to Mr. Cohen is unwarranted, that the Independent Director Nominees have responsibly overseen his director compensation, and that a vote “For” each of the Independent Director Nominees is warranted.

Reimbursement of directors’ HSR Filing Fees is a common practice and encourages equity retention, which aligns directors’ interests with those of stockholders, and continued board service

Public company directors and executive officers are legally required to file notifications pursuant to the HSR Act and pay associated fees if an acquisition of voting securities of the public company causes the individual’s total holdings in the company to meet or exceed specific, annually adjusted monetary thresholds. The filing fee is calculated based on the aggregate total value of the voting securities held by the individual. Once paid, additional HSR filing fees are not required for five years, absent an earlier increase in the individual’s total holdings so significant as to cross the next highest HSR threshold.

We believe that reimbursing Mr. Cohen for HSR Filing Fees in 2025 was reasonable, appropriate and in the best interests of the company and stockholders for the following reasons:

✓ Mr. Cohen should not be penalized for the aggregate value of his holdings, given he directly contributed to the creation of that value;
✓ Mr. Cohen should be encouraged to maintain his ownership of the company’s common stock, which ownership supports trading multiples and stock price and aligns his interests with those of our stockholders;
✓ absent reimbursement, the HSR Filing Fees would operate as a penalty for Mr. Cohen’s Board service, as such service makes an exemption from filing and payment of fees for “passive investors” unavailable to Mr. Cohen, and could discourage him from continued service;
✓ while market practices vary, there is ample precedent for company payment of individual HSR filing fees for company founders, senior executive leaders and other long-term insiders.

Notwithstanding our legitimate business reasons for reimbursing Mr. Cohen for HSR Filing Fees, we were required under applicable Securities and Exchange Commission disclosure rules to include the $300,000 reimbursement amount as a perquisite in the “All Other Compensation” column of the 2025 Director Compensation table, which increased Mr. Cohen’s reported total compensation to $714,946. Absent the Board-approved reimbursement, Mr. Cohen’s total 2025 compensation would have been $414,946.

The elevated reported total caused ISS to identify Mr. Cohen’s compensation as an “outlier” relative to the company’s index and sector, and that designation led ISS, for the first time, to characterize the company’s long-standing payment of the costs of the medical benefits, which have been disclosed annually in our proxy statements since 2017, as problematic. Based on that conclusion, ISS issued a recommendation with respect to the Independent Director Nominees that is inconsistent with our Board’s recommendation.

For all the reasons discussed, ISS’s concern is unwarranted and a vote “For” all our Board’s nominees, including the Independent Director Nominees, is warranted.

For the foregoing reasons and the reasons set forth in our Proxy Statement, we urge you to vote “For” each of the director nominees named in the Proxy Statement.

Thank you for your consideration.
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VOTING MATTERS; REVOCABILITY OF PROXIES
Except as described in this supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares of Cohen & Steers, Inc. common stock. There are no changes to the proxy card or voting instruction form previously mailed to stockholders.

If you have already voted by Internet, telephone or by mail, then you do not need to take any action unless you wish to change your vote. If you have not yet voted, please do so as soon as possible. If you have already voted and wish to change your vote based on any of the information contained in this supplement or otherwise, you may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. Important information regarding how to vote your shares of Cohen & Steers, Inc. common stock and how to revoke a proxy already given is available in the Proxy Statement under the captions “Voting Information—How to Vote” and “Voting Information—Revocation of Proxies”, respectively. Votes already cast will remain valid and will be voted at the Annual Meeting unless changed or revoked.

As a stockholder, your vote is very important and the Cohen & Steers, Inc. Board encourages you to exercise your right to vote whether or not you plan to attend the Annual Meeting and regardless of the number of shares of Cohen & Steers, Inc. common stock that you own.